EXHIBITS 5.1 AND 23.3

PEARLMAN SCHNEIDER LLP

Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

September 4, 2015

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA  90013

RE:

Registration Statement on Form S-8 (the "Registration Statement") of Social Reality, Inc. (the "Company")

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,478,335 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to restricted stock grants and/or upon exercise of options granted and to be granted under the Company’s 2012 Equity Compensation Plan and its 2014 Equity Compensation Plan (collectively, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) each grant under the Plans setting forth the terms of the right to acquire the Shares has been duly authorized and validly executed and delivered by the parties thereto, and (ii) at the time of each issuance of Shares, there will be sufficient shares of the Company's Class A common stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when issued in accordance with the terms of the applicable grant and the Plans and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.  We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law (including the statutory provisions and all applicable judicial decisions interpreting those laws).

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matters set forth herein, whether based upon a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion in the Registration Statement to be filed with the SEC.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC thereunder.

Sincerely,

/s/ PEARLMAN SCHNEIDER LLP
Pearlman Schneider LLP